EXHIBIT 99.1

EZCORP COMPLETES OFFERING OF CASH CONVERTIBLE SENIOR NOTES
Pays off bank debt; repurchases 1 million shares of stock
AUSTIN, Texas (July 2, 2014) - EZCORP, Inc. (NASDAQ: EZPW) announced today that it has completed its offering of 2.125% Cash Convertible Senior Notes due 2019. The company sold $200 million aggregate principal amount of notes on June 23, 2014, and completed the sale of an additional $30 million today following the exercise by the initial purchasers of their entire option to purchase additional notes.

Total net proceeds to the company, after deducting discounts (before expenses), were $223.1 million. The company used $119 million of net proceeds to repay and terminate its revolving credit facility, and used an additional $11.9 million to repurchase one million shares of its outstanding Class A Non-Voting Common Stock. After funding the net cost of certain hedge and warrant transactions that are designed to effectively increase the conversion price of the notes from $16.065 per share to $20.825 per share, the remaining net proceeds of the notes offering ($70.9 million) will be used for general corporate purposes.

The company also confirmed its previous earnings per share guidance of $0.20 to $0.22 for the third quarter (ended June 30) and $0.40 to $0.42 for the fourth quarter (ending September 30) before taking into account a $0.03 reduction in the fourth quarter due to higher interest costs and certain one-time expenses related to the successful completion of the notes offering and the payoff and termination of the bank facility.

Paul Rothamel, the company's President and Chief Executive Officer, stated: "We are pleased to have completed the convertible notes offering at the high end of our expectations. This financing allowed us to pay off our bank line and free ourselves from the related restrictive covenants, allowed us to repurchase stock for the first time in the company's history, and gives us the flexibility to consider a variety of strategic opportunities, including pawn acquisitions.

"Our core businesses continue to perform in-line with our expectations, and we are also pleased to confirm our previous earnings guidance. As we've stated, our fourth quarter earnings will be negatively impacted by the completion of the notes offering, and the sale of the additional $30 million pursuant to the initial purchasers' option will cause that impact to be $0.03 per share."

The company will announce financial results for the third quarter of fiscal 2014 on July 29, 2014.

About EZCORP

EZCORP, Inc. is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,500 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise. For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements

This announcement contains certain forward-looking statements regarding the company’s expected operating and financial performance for future periods. These statements are based on the company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company’s services and merchandise. For a discussion of these and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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